Exhibit 4.4

                                 AMENDMENT NO. 1
                                       TO
               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES B PREFERRED STOCK

                        LUND INTERNATIONAL HOLDINGS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

           The undersigned, Dennis W. Vollmershausen, hereby certifies that:

           A He is the duly elected and acting Chief Executive Officer of LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Corporation").

           B. Pursuant to authority given by the Corporation's Certificate of Incorporation, as amended through the date hereof (the "Certificate of Incorporation"), the Board of Directors of the Corporation duly adopted resolutions on December 18, 1998, creating a new series of 362,709 shares of Preferred Stock designated as "Series B Preferred Stock" and authorizing the filing of a Certificate of Designation, Preferences and Rights of Series B Preferred Stock.

           C. Pursuant to authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation duly adopted resolutions on January 26, 1999 to amend the Certificate of Designation, Preferences and Rights of Series B Preferred Stock to increase the number of shares of the Series B Preferred Stock to 394,315 (the "Amending Resolutions").

           D. The Amending Resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

           RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, the Board of Directors hereby amends in its entirety Section 4D(i) of the Certificate of Designation, Preferences and Rights of Series B Preferred Stock, to read is its entirety as follows:

4D.        Series B Preferred Stock.

           (i) Designation: Stated Value. There shall be a series of Preferred Stock designated as "Series B Preferred Stock." The number of shares constituting such series shall be 394,315. The Series B Preferred Stock shall have a stated value of $70.00 per share (the "Stated Value").

           FURTHER RESOLVED, This Amendment is effective as of the date hereof and is limited to matters expressly set forth herein and that in all other respects the Certificate of Designation, Preferences and Rights of Series B Preferred Stock shall remain unchanged and all terms thereof shall remain in full force end effect.

           FURTHER, RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation, in the name of and on behalf of the Corporation, and to the extent required under its corporate seal, to execute and deliver any and all other instruments, certificates and other documents, and to do any and all other acts and things, including the expenditure of corporate funds, that said officers shall deem necessary or appropriate in order to fully carry out the intent and accomplish the purposes of the resolutions adopted hereby.

           IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Dennis W. Vollmershausen, its Chief Executive Officer, and attested by Ron Fox, its Assistant Secretary, this 27th day of January, 1999.

                                      LUND INTERNATIONAL HOLDINGS, INC.



                                      By:   /s/ Dennis W. Vollmershausen
                                         ---------------------------------------
                                      Name:  Dennis W. Vollmershausen
                                      Title:  Chief Executive Officer

Attest:

/s/ Ron Fox
----------------------------------------------------
Name:  Ron Fox
Title:  Assistant Secretary




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